Exhibit 15
August 8, 2006
Cendant Corporation
9 West 57th Street
New York, New York
We have made reviews, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Cendant Corporation and subsidiaries for the periods ended June 30, 2006 and 2005, as indicated in our report dated August 8, 2006 (which includes an explanatory paragraph relating to the adoption of the provisions for accounting for real estate time-sharing transactions); because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, is incorporated by reference in Cendant Corporation’s Registration Statement Nos. 333-11035, 333-17323, 333-17411, 333-20391, 333-23063, 333-26927, 333-35707, 333-45155, 333-45227, 333-49405, 333-78447, 333-51586, 333-59246, 333-65578, 333-65456, 333-65858, 333-83334, 333-84626, 333-86674, 333-87464, 333-35709, and 333-86469 on Form S-3 and Registration Statement Nos. 33-74066, 33-91658, 333-00475, 333-03237, 33-58896, 33-91656, 333-03241, 33-26875, 33-75682, 33-93322, 33-93372, 33-80834, 333-09633, 333-09637, 333-30649, 333-42503, 333-34517-2, 333-42549, 333-45183, 333-47537, 333-69505, 333-75303, 333-78475, 333-51544, 333-38638, 333-64738, 333-71250, 333-58670, 333-89686, 333-98933, 333-102059, 333-22003, 333-114744, 333-120557, and 333-12495 on Form S-8.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche LLP
New York, New York
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